EXHIBIT 21.0

List of Subsidiaries

Registrant: Jefferson Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
Jefferson Federal Bank	100%	United States

Jefferson Federal Bank

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation
JFB Service Corporation	100%	Tennessee